                                 Exhibit 99.1

Crane NXT, Co. Announces Appointment of Michael Mahan as President of Crane Payment Innovations

WALTHAM, Mass., June 20, 2024 - Crane NXT, Co. (NYSE: CXT) ("Crane NXT" or the "Company"), a premier industrial technology company, today announced it has appointed Michael Mahan as President of its Crane Payment Innovations (CPI) business, effective July 8, 2024. In this role, Mr. Mahan will be responsible for driving the CPI growth strategy, accelerating innovation, and leveraging the Crane Business System to drive continuous improvement and operational excellence to deliver solutions that meet customers' needs now and into the future. Mr. Mahan will report directly to Aaron W. Saak, President and CEO, Crane NXT.

Mr. Saak stated, “Michael brings a wealth of experience to this role, having driven innovation and R&D portfolios to accelerate growth within large multinational organizations and leaders in the industrial technology market, including Schneider Electric and GE. Michael’s leadership and proven track record of successful new product introductions will help him succeed in the role and enable CPI to unlock value in new and existing markets.”

Mr. Mahan stated, “I am thrilled to be joining Crane NXT. There is tremendous potential across the entire business, and I am looking forward to partnering with the CPI Leadership Team to build upon the Company’s strong foundation of driving business excellence and incredible spirit of entrepreneurship and innovation.”

Most recently, Mr. Mahan led the multi-billion dollar global Transactional & Edge Line of Business of the Secure Power Division of Schneider Electric, focused on home and business power resiliency and data center systems. During his tenure at Schneider, Mr. Mahan drove sales growth while growing into new segments and diversifying the portfolio with innovative new product and service launches.

Prior to this role, Mr. Mahan held roles of increasing responsibility at GE Appliances and GE Energy, including leading the Monogram brand team at GE Appliances, and managing GE’s EV Infrastructure and Low Voltage Equipment businesses at GE Industrial Solutions.

Mr. Mahan holds a Bachelor of Science in Mechanical Engineering from Worcester Polytechnic Institute and earned his MBA from the University of Connecticut School of Business.

With Mr. Mahan joining, Kurt Gallo, Senior Vice President and interim President of CPI, has made the decision to retire from the Company. Mr. Saak stated, “For the past sixteen years, Kurt has made significant contributions to the growth and success of Crane Company and the successful launch of Crane NXT. He has been an invaluable leader in building the Company, including significant responsibilities for the acquisitions of MEI and Crane Currency and the operational performance of the business.”

Mr. Gallo will retire in February 2025 and ensure a smooth transition of leadership to Mr. Mahan as he onboards to Crane NXT. Mr. Gallo will also help in leading several key projects focused on accelerating the Company’s growth strategy.
About Crane NXT, Co.
Crane NXT is a premier industrial technology company that provides trusted technology solutions to secure, detect, and authenticate what matters most to its customers. Through its two industry-leading business segments, Security & Authentication Technologies and Crane Payment Innovations, Crane NXT provides customers with advanced technologies to secure high-value physical products, sophisticated detection equipment and systems, and proprietary products and services that protect brand identity and digital content. Crane NXT’s approximately 4500 employees help our customers protect their most important assets and ensure secure, seamless transactions around the world every day. For more information, visit www.cranenxt.com.
Crane NXT Contact:
Investor Relations
ContactUs@cranenxt.com
www.cranenxt.com
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